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Exhibit 3.11

CERTIFICATE OF MERGER OF
WILLIS PARTNERS
INTO
WILLIS NORTH AMERICA INC.

Pursuant to Section 263(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Willis North America Inc., a Delaware corporation, and the name of the general partnership being merged into this surviving corporation is Willis Partners, a Delaware general partnership.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by the surviving corporation and the merging general partnership.

THIRD: The name of the surviving corporation is Willis North America Inc.

FOURTH: The merger is to become effective at 12:00 p.m. Eastern Time on July 1, 2004.

FIFTH: The Agreement of Merger is on file at 26 Century Boulevard, Nashville, Tennessee, the place of business of the surviving corporation.

SIXTH: A copy of the Agreement of Merger will be furnished by the corporation on request, without cost, to any stockholder of any constituent corporation or partner of any constituent general partnership.

SEVENTH: The Restated Certificate of Incorporation of Willis North America Inc. shall be the Certificate of Incorporation of the surviving corporation.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by an authorized officer, the 30th day of June, A.D., 2004.

WILLIS NORTH AMERICA INC.
By:	/s/ HOLLY GAY YOUNG Holly Gay Young, Assistant Secretary

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Exhibit 3.11
CERTIFICATE OF MERGER OF WILLIS PARTNERS INTO WILLIS NORTH AMERICA INC.